Exhibit 10.1

LICENSE AGREEMENT

BETWEEN

BIODELIVERY SCIENCES INTERNATIONAL, INC.

AND

ACCENTIA, INC.

This License Agreement (this “Agreement”) effective as of April 12, 2004, by and between BioDelivery Sciences International, Inc., a Delaware corporation, having its principal place of business at 185 South Orange Avenue, Administrative Building No. 4, Newark, NJ 07103 (“BDSI”) and Accentia, Inc. having its principal place of business at 5310 Cypress Center Drive #101, Tampa, Florida 33609 (“ACCENTIA”) (collectively the “Parties”).

WITNESSETH:

Whereas, BDSI has rights to certain BDSI Licensed Technology (hereinafter defined) relating to cochleates, geodes, nanocochleates, and liposomes;

Whereas, ACCENTIA recognizes that the BDSI Licensed Technology represents a valuable means of delivering Licensed Products (hereinafter defined) for the use and/or sale in the treatment or prevention of human and/or animal diseases;

Whereas, ACCENTIA wishes to enter into an agreement to obtain exclusive licenses for specific Licensed Products which utilize BDSI Licensed Technology in the Field (hereinafter defined) from BDSI in order to research, develop and commercialize therapeutic products made in accordance therewith; and

WHEREAS, BDSI is willing to grant such licenses to ACCENTIA under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS

As used herein, capitalized terms shall have the following meanings:

1.1 “Affiliate”, with respect to any Party, shall mean any person or entity controlling, controlled by, or under common control with such Party. For these purposes, “control” shall refer to (i) the possession, directly or indirectly, of the power to direct the management or policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a person or entity.

1.2 “Antifungal Products” shall mean any and all products covered by the patent rights licensed to ACCENTIA by MAYO under the ACCENTIA/MAYO Agreement that are not Licensed Products. “Antifungal Products” include, but are not limited to, topical antifungal products contemplated by the ACCENTIA/MAYO Agreement that do not require approval by the FDA or appropriate regulatory authority in Europe.

1.3 “BDSI Licensed Technology” shall mean any and all information, and all patentable and non-patentable inventions (including, without limitation, all Joint Inventions), improvements, discoveries, claims, formulae, processes, methods, trade secrets, technologies, data and know-how owned, licensed or controlled by BDSI or to which BDSI has the right to grant licenses or sublicenses before or during the term of this Agreement: (i) related to the cochleate, geode, nanocochleate, or liposome technology described in Exhibit C, or (ii) claimed, covered or disclosed in any patent or patent application listed in Exhibit B which relates to the cochleate, geode, nanocochleate, or liposome technology described in Exhibit C.

1.4 “Effective Date” shall mean the date first written above.

1.5 “Field” shall mean the field of any topical antifungal (including Amphotericin B) for mucosal surface application for the indications of chronic sinusitis and asthma covered by patents licensed to ACCENTIA by the Mayo Clinic (“MAYO”), and transmucosal vaccine applications covered by a patent held by MAYO for the indications of chronic sinusitis and asthma.

1.6 “Joint Invention” shall mean any invention for which it is determined, in accordance with applicable law, that both: (i) employees or agents of ACCENTIA or any other persons obligated to assign such Invention to ACCENTIA, and (ii) employees or agents of BDSI or any other persons obligated to assign such invention to BDSI, are joint inventors of such invention.

1.7 “Know-How” shall mean any and all know-how shared by the Parties under this Agreement.

1.8 “Licensed Patents” shall mean any current and future Patent, owned or controlled by BDSI, or any of the same jointly owned or controlled by BDSI and that relate to the BDSI Licensed Technology, including Patents set forth on Exhibit B.

1.9 “Licensed Product” shall mean a Product in the form of (a) antifungal preparations (including Amphotericin B preparations) for mucosal surface application for the indications of chronic sinusitis and asthma; and (b) transmucosal vaccine preparations for the indications of chronic sinusitis and asthma.

1.10 “Net Sales” shall mean the gross amount invoiced for all Antifungal Products or Licensed Products sold by ACCENTIA and/or its Affiliates in arm’s length sales or commercial transactions to a Third Party (excluding sales to Sublicensees for their resale), less deductions for:

(a) commissions, trade, quantity and cash discounts or rebates actually allowed or given;

(b) credits, allowances or refunds given or made for rejected, outdated or returned Licensed Products, if applicable;

(c) any tax or government charge (other than an income tax) levied on the sale, transportation or delivery of a Licensed Product and borne by the seller thereof; and

(d) any prepaid or invoiced charges for freight, postage, shipping, import or export taxes, insurance or charges for returnable containers.

1.11 “Party” shall mean ACCENTIA or BDSI and, when used in the plural, shall mean ACCENTIA and BDSI.

1.12 “Patent” means (i) unexpired letters patent (including inventor’s certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (ii) pending applications for letters patent, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.

1.13 “Product” shall mean a cochleate, geode, nanocochleate, or liposome preparation of an antifungal that is: (i) based upon, derived from, identified through or related to any BDSI Licensed Technology; and (ii) covered by one or more Licensed Patents and would infringe a Valid Claim thereof.

1.14 “Sublicensee” shall mean any Third Party granted a sublicense by ACCENTIA pursuant to Section 3.2 hereof.

1.15 “Sublicensee Net Sales” shall mean the gross amount invoiced for all Licensed Products sold by a Sublicensee to a Third Party, less deductions for.

(a) commissions, trade, quantity and cash discounts or rebates actually allowed or given;

(b) credits, allowances or refunds given or made for rejected, outdated or returned Licensed Products, if applicable;

(c) any tax or government charge (other than an income tax) levied on the sale, transportation or delivery of a Licensed Product and borne by the seller thereof; and

(d) any prepaid or invoiced charges for freight, postage, shipping, import or export taxes, insurance or charges for returnable containers.

1.16 “Sublicensee Revenue” shall mean any and all revenue or other consideration received by ACCENTIA from a Sublicensee for Licensed Products under this Agreement, including but not limited to, upfront revenue, milestone revenue, royalty income, and the market value at the time of transfer of all non-monetary consideration such as barter or counter-trade in the country of disposition.

1.17 “Territory” shall mean the United States and the European Union.

1.18 “Third Party” means any person or entity other than ACCENTIA, BDSI or any Affiliate of either ACCENTIA or BDSI.

1.19 “Valid Claim” shall mean a claim of any issued or granted Licensed Patent which has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party that: (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party; and (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

2.2 Representations and Warranties of BDSI. BDSI hereby represents and warrants that:

(a) BDSI either owns or licenses all of the Licensed Patents listed on Exhibit B, and has the exclusive right to grant licenses and sublicenses therefore without the consent or approval of any Third Party, except as provided in Section 2.3;

(b) BDSI own or licenses all of the BDSI Licensed Technology in existence on the date of this Agreement, and has the right to grant licenses and sublicenses therefore without the consent or approval of any Third Party;

(c) To the best of BDSI’s knowledge, all the Licensed Patents listed on Exhibit B are in full force and effect and have been maintained to date;

(d) BDSI is not aware of any asserted or unasserted claim or demand against the BDSI Licensed Technology;

(e) To the best of BDSI’s knowledge, none of the BDSI Licensed Technology infringes upon any patent or other proprietary rights of any other Third Party; and

(f) BDSI has not entered into any agreement with any Third Party which is in conflict with the rights granted to ACCENTIA pursuant to this Agreement.

2.3 Disclaimer.

(a) Government Rights; Research and Development. BDSI’s rights in the Licensed Patents is subject to the rights of the US Government, if any, in the Patents and BDSI’s and its Affiliates’ reserved, irrevocable, royalty-free right to manufacture, have manufactured, and use any Products, including Licensed Products, for research and development purposes.

(b) Disclaimer of Other Warranties. EXCEPT AS PROVIDED HEREIN, THE BDSI LICENSED TECHNOLOGY IS PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. EXCEPT AS EXPRESSLY PROVIDED, NEITHER PARTY MAKES ANY

REPRESENTATION OR WARRANTY THAT THE BDSI LICENSED TECHNOLOGY WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY.

2.4 Employee Agreements. Each Party warrants that it has, and covenants that it will have, entered into a proprietary information and inventions agreement with each of its employees prior to the time that any such employee shall receive confidential information from a disclosing party or begin work related to this Agreement. Such agreement shall minimally set forth employee obligations to assign inventions to the inventing Party and to maintain confidentiality of confidential information consistent with the terms of this Agreement.

ARTICLE 3 - LICENSE GRANT

3.1 Grant of License.

(a) Subject to the terms and conditions of this Agreement, BDSI hereby grants to ACCENTIA an exclusive license throughout the Territory, with the right to grant sublicenses (subject to Sections 3.2 and 3.3), to make, use or sell Licensed Products in the Field.

(b) Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party a nonexclusive, perpetual license to use its Know-How to develop, manufacture, use and sell Licensed Products in the Field.

For the avoidance of doubt, no rights are granted to MAYO under this Agreement including, but not limited to, license and sublicense rights, and rights in BDSI confidential information, trade secrets, data, and other information. No rights are granted by MAYO to either Party under this Agreement.

3.2 Right to Grant Sublicenses.

(a) United States. ACCENTIA shall not have the right to sublicense the BDSI Licensed Technology in the United States.

(b) European Union. ACCENTIA shall have the right to sublicense the BDSI Licensed Technology in the European Union with the prior written approval of BDSI, which approval is not to be unreasonably withheld. Each sublicense granted by ACCENTIA pursuant to this Agreement shall be consistent the provisions of this Agreement. Prior to the grant of each sublicense hereunder, ACCENTIA shall provide BDSI a copy of the sublicense. ACCENTIA shall not grant any paid-up license or accept equity in consideration, directly or indirectly, for such sublicenses without BDSI’s written approval.

3.3 ACCENTIA Responsibility for Sublicenses. ACCENTIA shall be responsible for and guarantees the payment of all royalties to BDSI as provided in Article 4 as though ACCENTIA itself had sold the Licensed Product and the provision of sales and other reports hereunder.

3.4 Intellectual Property. Any and all intellectual property developed by the Parties related to the BDSI Licensed Technology, including Joint Inventions and inventions developed solely by either BDSI or ACCENTIA, shall be the sole and exclusive property of BDSI. Such intellectual property shall be considered BDSI Licensed Technology and therefore subject to the license rights granted to ACCENTIA in this Article 3. All intellectual property developed by ACCENTIA (Joint Inventions and inventions developed solely by ACCENTIA), related to the Licensed Products but not related to the

BDSI Licensed Technology shall be the sole and exclusive property of ACCENTIA. All intellectual property developed solely by BDSI related to the Licensed Products but not related to the BDSI Licensed Technology shall be the sole and exclusive property of BDSI, subject to a nonexclusive license to such intellectual property to ACCENTIA. ACCENTIA shall have no rights in any intellectual property related to Licensed Products developed jointly by BDSI with any third parties.

ARTICLE 4 - ROYALTY PAYMENTS AND REPORTS

4.1 License Fee. As consideration for entering into this Agreement, ACCENTIA shall pay to BDSI ten (10) dollars within thirty (30) days of the Effective Date.

4.2 Royalties. As consideration for the license rights granted ACCENTIA under this agreement, ACCENTIA will pay BDSI the following:

(a) Antifungal Products. In lieu of any up front fees and milestone payments, and as an inducement to BDSI to enter into this Agreement, ACCENTIA shall pay to BDSI a royalty equal to twelve percent (12%) of Net Sales of Antifungal Products in the Territory;

(b) Licensed Products. ACCENTIA shall pay to BDSI a royalty of fourteen percent (14%) of Net Sales of any Licensed Products in the Territory; and

(c) Sublicensee Revenue. ACCENTIA shall pay to BDSI either: (i) an amount equal to fifty percent (50%) of Sublicensee Revenue to BDSI, after the prescribed royalty payment to MAYO; or (ii) a minimum royalty of eight percent (8%) of Sublicensee Net Sales (regardless of the prescribed royalty to MAYO), whichever is greater, for Licensed Products.

4.3 Term of Royalty Obligations. The royalty obligations specified in Section 4.2 above shall continue as to each Licensed Product in the Territory for the term of the last to expire of the Licensed Patent rights covering the Licensed Product.

4.4 Payments for Antifungal Products. Payments under Section 4.2(a) shall be made to BDSI no later than sixty (60) days following the end of the calendar quarter during which payment is received by ACCENTIA for Antifungal Products.

4.5 Payments for Licensed Products. Payments under sections 4.2(b) and 4.2(c) shall be made to BDSI no later than sixty (60) days following the end of the calendar quarter during which Net Sales and Sublicensee Net Sales are invoiced and any other Sublicensee Revenue accrued for Licensed Products.

4.6 Place of Payment. All payments due shall be payable in United States dollars by wire transfer to a bank account designated by each Party from time to time. ACCENTIA shall convert all non-U.S. dollar sales to U.S. dollars using the average exchange rates quoted in the Wall Street Journal for the final day of each month in the relevant period for which the royalty is being paid. In the event payment of any royalties is restricted or prohibited by the laws or regulations of a particular country, then to the extent of such a restriction and prohibition, royalties shall be paid to BDSI in that country and in the currency of said country into an account to be designated by BDSI. BDSI shall have the option of requesting payment in Euros upon notice under Section 10.7.

4.7 Taxation of Payments.

(a) Insofar as any payment that is due under this Agreement is subject to any tax, duty, levy, or other government imposition, the Party receiving the payment agrees to bear any and all such taxes, duties, levies or impositions. Each Party hereby authorizes the other Party to withhold such taxes, duties, levies or impositions from the payments in accordance with this Agreement if ACCENTIA or BDSI is required to do so under the laws of the United States or any country in the Territory where such taxes, duties, levies or impositions are payable. Whenever a Party deducts such tax, duty, levy or imposition from any payments due, then it shall furnish the other Party with a certificate showing the payment of thereof to the United States or any country in the Territory.

(b) In the event any payments which are due to under this Agreement are subject to value added taxation by any government, then the Party receiving the payment shall bear such value added tax in full and the Party making the payment shall be reimbursed therefore. If appropriate, the Party receiving payment may add such value added taxes to its royalty accounts, provided such value added taxes are credited against the other Party’s value added tax debt and the other Party is reimbursed in full with respect thereto. Notwithstanding anything herein to the contrary, the Party making the payment shall have no liability for any value added tax directly or indirectly relating to thereto.

(c) In the event any payment is subject to a withholding or other income tax in any country in the Territory, promptly following becoming aware of the applicability of any such tax, the Party making the payment shall so advise the other Party. The Party receiving the payment shall have the right to contest with the appropriate governmental body any such proposed withholding and the other Party shall provide, at receiving Party’s expense, reasonable cooperation in any such contest. The Parties shall provide each other with such receipts or other evidence of any tax withheld as is necessary to claim any credit or deduction available to it in other jurisdictions. Payments shall only be reduced for withholding taxes imposed by the jurisdiction out of which the payment is directly made.

4.8 Interest. All payments due hereunder that are not paid when due and payable as specified in this agreement shall bear interest at an annual rate equal to the prime rate (“Prime Rate”) for U.S. dollar deposits in effect from time to time, as published daily in the Wall Street Journal plus 2%, compounded monthly from the date due until paid, or at such lower rate of interest as shall then be the maximum rate permitted by applicable law.

4.9 Right to Documentation. Upon request, BDSI shall have the right to request reasonable documentation of ACCENTIA’s calculations to determine ACCENTIA’s Net Sales, Sublicensee Revenues and/or Sublicensee Net Sales for the Licensed Products and to request discussion of such calculations with appropriate representatives of ACCENTIA. BDSI shall make all reasonable efforts to provide to ACCENTIA any existing data or other information owned by BDSI to support ACCENTIA’s efforts to obtain FDA approval.

4.10 Records Retention. ACCENTIA, its Sublicensee and Affiliates shall keep complete and accurate records pertaining to the sale of Licensed Products in the Territory and covering all transactions which Net Sales are derived for a period of three (3) calendar years after the year in which such sales occurred, and in sufficient detail to permit BDSI to confirm the accuracy of royalty calculations hereunder. Such records shall be available at all reasonable times for inspection by BDSI or its representatives for verification of royalty payments or compliance with other aspects of this Agreement.

4.11 Audit Request. At the request of BDSI, ACCENTIA, its Affiliates and Sublicensees shall permit an independent, certified public accountant appointed by BDSI acceptable to ACCENTIA or its Affiliates, at reasonable times and upon reasonable notice, to examine those records and all other material documents relating to or relevant to Net Sales, Sublicensee Revenue, and Sublicensee Net Sales income in the possession or control of ACCENTIA, its Affiliates or Sublicensees, for a period of three (3) years after such royalties have accrued, as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or (ii) obtain information as to the royalties payable for any calendar quarter in the case of ACCENTIA’s or its Affiliate’s failure to report or pay pursuant to this Agreement. Said accountant shall not disclose to BDSI any information other than information relating to said reports, royalties, and payments. Results of any such examination shall be made available to both Parties. BDSI shall bear the full cost of the performance of any such audit, unless such audit demonstrates underpayment of royalties by ACCENTIA of more than ten percent (10%) from the amount of the original royalty payment made by ACCENTIA. In such event, ACCENTIA shall bear the full cost of the performance of such audit

ARTICLE 5 - PATENT PROSECUTION; ENFORCEMENT; INFRINGEMENT

5.1 Patent Prosecution and Maintenance.

(a) Responsibility. BDSI shall continue to have full responsibility for and shall control the preparation and prosecution and maintenance of all Licensed Patents.

(b) Cooperation. Each Party agrees to cooperate with the other Party to execute any documents necessary or desirable to secure and perfect the other Party’s legal rights and worldwide ownership in the other Party’s intellectual property, including, but not limited to documents relating to patent, trademark and copyright applications. Each Party agrees to take actions reasonably necessary to diligently prosecute and maintain its intellectual property in major commercial markets where viable protection is available. Each party or its representatives shall be entitled to meet and confer with the other Party and their patent counsel at reasonable times and places.

5.2 Limitations on Publications. The Parties agree that no one Party shall publish the results of any studies, whether conducted by its own employees or in conjunction with a Third Party, carried out pursuant to this Agreement or confidential information received from the other Party that is relating to a Licensed Product, without the prior written approval of the other Party. Each Party agrees to provide the other Party with a copy of any proposed abstracts, presentations, manuscripts, or any other disclosure which discloses clinical study results pursuant to this Agreement or confidential information received from the other Party at least one hundred twenty (120) days prior to their intended submission for publication and agrees not to submit or present such disclosure until the Party not seeking to disclose such information provides its prior written approval. Such written approval will not be unreasonably withheld unless such proposed disclosure could reasonably harm or impair a Party’s intellectual property assets or may reasonably cause commercial harm to a Party.

5.3 Notification of Infringement If either Party learns of an infringement or threatened infringement by a Third Party of any Licensed Patent granted hereunder within the Territory, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement. Section 5.4 shall then be applicable.

5.4 Patent Enforcement. BDSI shall have the first right, but not the duty, to institute patent infringement actions against third parties based on any Licensed Patent under this Agreement. If BDSI does not institute an infringement proceeding against an offending Third Party within ninety (90) days after receipt of notice from ACCENTIA, ACCENTIA shall have the right, but not the duty, to institute such an action. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions. Any award paid by third parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be paid to the Party who instituted and maintained such action, or, if both Parties instituted and maintained such action, such award shall be allocated among the Parties in proportion to their respective contributions to the costs and expenses incurred in such action.

5.5 Infringement Action by Third Parties.

(a) Claim or Suit Against ACCENTIA. In the event of the institution of any claim or suit by a Third Party against ACCENTIA for patent infringement involving the manufacture, use, lease or sale of any Licensed Product in the Territory, and related to BDSI Licensed Technology, ACCENTIA shall promptly notify BDSI in writing of such claim or suit. ACCENTIA shall have the right to defend such claim or suit at its own expense and BDSI hereby agrees to assist and cooperate with ACCENTIA, at BDSI’s own expense, to the extent necessary in the defense of such claim or suit During the pendency of such claim or suit, ACCENTIA shall continue to make all payments due under this Agreement, but shall have a credit against royalty payments otherwise payable hereunder for the full amount of all costs and expenses incurred by ACCENTIA in defending against such claim or suit; provided, however, that in applying the credit against any royalty payments, the amount of such payment shall not be reduced by more than 50% and any remaining credit shall be applied against subsequent royalty payments.

If as a result of any judgment, award, decree or settlement resulting from a claim or action instituted by a Third Party, ACCENTIA is required to pay a royalty or other amounts to such Third Party (“Third Party Royalty”), ACCENTIA shall continue to pay royalties for such Licensed Products in the country which is the subject of such action, but shall be entitled to a credit against such payments in an amount equal to the Third Party Royalty, but in no event shall such credit be more than the royalties due hereunder for such Licensed Products in such country which is the subject of such action and any remaining credit shall be applied against subsequent royalty payments in the Territory. In addition, if ACCENTIA is required to pay damages to such Third Party, and such damages are not otherwise reimbursed by BDSI, ACCENTIA shall be entitled to a credit against royalty payments in an amount equal to such damages, to the extent paid by ACCENTIA to such Third Party, but in no event shall the total credit provided hereunder be more than such royalties due hereunder for such Licensed Products in such country which is the subject of such action.

(b) Claim or Suit Against BDSI. In the event of the institution of any claim or suit by a Third Party against BDSI for patent infringement involving the manufacture, use, lease or sale of any Licensed Product in the Territory, BDSI shall promptly notify ACCENTIA in writing of such claim or suit. BDSI shall have the right to defend such claim or suit at its own expense and ACCENTIA hereby agrees to assist and cooperate with BDSI, at ACCENTIA’s own expense, to the extent necessary in the defense of such claim or suit.

ARTICLE 6 - CONFIDENTIALITY

6.1 Use of Name. BDSI agrees not to use directly or indirectly ACCENTIA’s name without ACCENTIA’s prior written consent. ACCENTIA agrees not to use directly or indirectly BDSI’s name or information without BDSI’s prior written consent. Notwithstanding the foregoing, ACCENTIA and BDSI may include an accurate description of the terms of this Agreement to the extent required under federal or state securities or other disclosure; and ACCENTIA may use BDSI’s names in various documents used by ACCENTIA for capital raising and financing purposes.

6.2 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for three (3) years thereafter, the receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose other than proper performance hereunder any information furnished to it by the other Party pursuant to this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e) was independently developed by or for the receiving Party by persons not having access to such information, as determined by the written records of such party.

6.3. Obligations of Employees and Consultants. The Parties each represent that all of its employees and the employees of its Affiliates, and any collaborators or consultants to such Party or its Affiliates, who shall have access to confidential information of the Parties are bound by written obligations to maintain such information in confidence and not to use such information except as expressly permitted herein. Each Party agrees to enforce confidentiality obligations to which its employees and consultants (and those of its Affiliates) are obligated.

6.4. Restrictions on Disclosure to MAYO. ACCENTIA agrees that it shall not disclose any BDSI confidential information to MAYO without the prior written consent of BDSI, which consent is not to be unreasonably withheld. ACCENTIA agrees mat it shall not be unreasonable for BDSI to request that MAYO execute a confidentiality agreement with BDSI and/or ACCENTIA prior to disclosure of any such confidential information.

ARTICLE 7 - INDEMNIFICATION

7.1 Indemnification by ACCENTIA. ACCENTIA shall defend, indemnify and hold BDSI, its officers, directors, employees and consultants harmless from and against any and all Third Party claims, suits or demands, threatened or filed, (“Claims”) for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals), at both trial and appellate levels, relating to the distribution, testing, manufacture, use, lease, sale, consumption on or application of Licensed Products by ACCENTIA, its Affiliates or its Sublicensees pursuant to this Agreement, including, without limitation, claims for any loss, damage, or injury to persons or property, or loss of life, relating to the promotion and advertising of Licensed Products and/or interactions and communications with governmental authorities, physicians or other Third Parties relating to the Licensed Products. The foregoing indemnification shall not apply to any Third Party Claims to the extent are caused by the gross negligence of BDSI.

7.2 Indemnification by BDSI. BDSI shall defend, indemnify and hold ACCENTIA, its officers, directors, employees and consultants harmless from and against any and all Third Party Claims for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals), at both trial and appellate levels, relating to BDSI’s activities contemplated under this Agreement, including, but not limited to, (a) breach of the representations, warranties and obligations of BDSI hereunder, or (b) any tax, duty, levy or government imposition on any sums payable by ACCENTIA to BDSI hereunder. The foregoing indemnification shall not apply to any Claims to the extent caused by the gross negligence of ACCENTIA.

7.3 Notice. In the event that either Party seeks indemnification under Sections 7.1 or 7.2, the Party seeking indemnification agrees to (i) promptly inform the other Party of the Third Party Claim, (ii) permit the other Party to assume direction and control of the defense or claims resulting therefrom (including the right to settle it at the sole discretion of that Party), and (iii) cooperate as reasonably requested (at the expense of that Party) in the defense of the Claim.

7.4 Insurance.

(a) Prior to the first human clinical trials of a Licensed Product under this Agreement, ACCENTIA shall obtain and maintain broad form comprehensive general liability insurance and Licensed Products liability insurance with a reputable and financially secure insurance carrier, subject to approval by BDSI’s primary insurance broker, to cover such activities of ACCENTIA and ACCENTIA’s contractual indemnity under this Agreement. Such insurance shall provide minimum annual limits of liability of $5,000,000 per occurrence and $5,000,000 in the aggregate with respect to all occurrences being indemnified under this Agreement. Such insurance policy shall name BDSI as an additional insured and shall be purchased and kept in force for a time period sufficient to cover liability assumed by ACCENTIA associated with this Agreement.

(b) In the event that ACCENTIA chooses to rely on any strategic partners of ACCENTIA to satisfy any of the requirements for insurance under this Section 7.4, then ACCENTIA shall provide details of such coverage to BDSI for its information. Any such coverage must substantially comply with the form, scope and amounts set forth in this Section 7.4(a) which are applicable to such insurance. In the event that any such insurance is a self-insured plan, ACCENTIA shall determine that such strategic partner’s self-insured plan is adequate given the financial condition of such strategic partner. At BDSI’s request, which shall not be more frequently than annually, ACCENTIA shall provide BDSI with a certificate of such insurance or written verification by such strategic partner of such self-insurance.

(c) At BDSI’s request, which shall not be more frequently than annually, ACCENTIA shall provide BDSI evidence of any insurance obtained pursuant to Section 7.4(a). ACCENTIA shall not, and shall not permit any strategic partner to, cancel or materially reduce the coverage of any policy of insurance required under this Section 7.4(a) without giving BDSI thirty (30) days prior written notice thereof.

ARTICLE 8 – TERM; TERMINATION

8.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall terminate as to each Licensed Product and as to each country in the Territory, upon the expiration of the last to expire Valid Claim of a Licensed Patent necessary for the manufacture, use or sale of such Licensed Product in such country.

8.2 Breach. Failure by either Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give to the Party in default notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within sixty (60) days after the receipt of such notice (or, if such default cannot be cured within such sixty (60) day period, if the Party in default does not commence and diligently continue actions to cure such default), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate this Agreement by giving written notice to take effect within thirty (30) days after such notice unless the defaulting Party shall cure such default within said thirty (30) days. The right of either Party to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

8.3 Termination based on ACCENTIA actions or MAYO Agreement.

(a) Failure to file an NDA. BDSI may, at its option, terminate the entire license if ACCENTIA has not filed an NDA within 5 years of the Effective Date, or if the License Agreement between ACCENTIA and MAYO, dated February 10, 2004 (“ACCENTIA/MAYO Agreement”), is terminated.

(b) Termination of Rights to MAYO Technology. BDSI may, at its option, terminate exclusivity to BDSI Technology if ACCENTIA’s exclusive rights to MAYO technology terminate and ACCENTIA fails to regain exclusive rights to MAYO technology under the ACCENTIA/MAYO Agreement within sixty (60) days. ACCENTIA is responsible for immediately notifying BDSI of any such above noted circumstances.

(c) Amendment or Termination of ACCENTIA/MAYO Agreement. Should a breach or default or any other event that can trigger amendment or termination of the ACCENTIA/MAYO Agreement occur, including an event that triggers loss of exclusive rights or termination for Material Change under the ACCENTIA/MAYO Agreement, ACCENTIA shall immediately inform BDSI of such occurrence. ACCENTIA shall thereafter continue to keep BDSI informed of the status of the ACCENTIA/MAYO Agreement.

(d) Assumption of Agreement by MAYO Under the ACCENTIA/MAYO Agreement. BDSI agrees that MAYO may assume this Agreement under Section 7.03(c) of the ACCENTIA/MAYO Agreement, provided that: (i) BDSI is notified that MAYO will assume this Agreement by 17 March 2009; and (ii) MAYO agrees in writing to BDSI to accept this entire Agreement, including all responsibilities and obligations to BDSI thereunder, by 17 April 2009.

(e) Access to IND. In the event that: (i) BDSI files and holds an IND for chronic rhinosinusitus; (ii) the ACCENTTA/MAYO License Agreement is terminated; and (iii) ACCENTIA has paid, in its entirety, for the IND to the point of termination, BDSI agrees to give MAYO access to the IND as it relates to topical encochleated Amphotericin B for chronic rhinosinusitus. For the purpose of avoiding confusion, the Parties agree that no rights under this Agreement (including rights under Article 3 of this Agreement and rights to BDSI Licensed Technology), will transfer to MAYO under this Section 8.3(e).

8.4 Termination by ACCENTIA. ACCENTIA shall have the right to terminate the licenses granted herein, in whole or as to any Licensed Product in the Territory, at any time, and from time to time, by giving notice in writing to BDSI. Such termination shall be effective thirty (30) days from the date such notice is given, and all ACCENTIA’s rights associated therewith shall cease as of that date, subject to Section 8.5.

8.5 Rights to Sell Stock on Hand. Upon the termination of any license granted herein, in part or in whole or as to any Licensed Product, for any reason other than a failure to cure a material breach of the Agreement by ACCENTIA, ACCENTIA shall have the right for one (1) year or such longer period as the Parties may reasonably agree to dispose of all Licensed Products or substantially completed Licensed Products then on hand to which such termination applies, and royalties shall be paid to BDSI with respect to such Licensed Products as though this Agreement had not terminated.

8.6 Termination of Sublicenses. Upon any termination of this Agreement, all sublicenses granted by ACCENTIA under this Agreement shall terminate simultaneously, subject, nevertheless, to Section 8.5.

8.7 Effect of Termination. Upon the termination of any license granted herein as to any Licensed Product in the Territory other than pursuant to Section 8.1, ACCENTIA and its Affiliates and Sublicensees shall promptly: (i) return to BDSI all relevant records, materials or confidential information of BDSI concerning the BDSI Licensed Technology relating to such Licensed Product in such country in the possession or control of ACCENTIA or any of its Affiliates or Sublicensees; and (ii) assign to BDSI, or BDSI’s designee, its registrations with governmental health authorities, licensees, and approvals of such Licensed Product in such country.

8.8 Surviving Rights. Termination of this Agreement shall not terminate ACCENTIA’s obligation to pay all royalties which shall have accrued hereunder. The Parties’ obligations under Articles 6, 7 and 8, and Sections 10.6 and 10.10 also shall survive termination.

8.9 Accrued Rights, Surviving Obligations. Termination, relinquishtment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party under this Agreement prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

ARTICLE 9 — CLINICAL TRIALS AND SUPPLIES OF MATERIAL

9.1 BDSI Supply Requirements. BDSI shall provide all quantities of phospholipids ACCENTIA needs to develop and/or identify Licensed Products for ACCENTIA’s preclinical studies at BDSI’s fully absorbed cost. ACCENTIA shall identify the amounts of phospholipids needed. Provision of phospholipids shall be accompanied by applicable quantity and quality information necessary to permit use of such Licensed Product in animal testing. If necessary, based on the stage of development, BDSI shall produce Licensed Product in accordance with regulatory requirements to permit use of such Licensed Products in such pre-clinical testing.

9.2 Costs of Preclinical and Clinical Trials. ACCENTIA will be responsible, at its sole cost and expense, for all preclinical and clinical trial expenses under this Agreement. ACCENTIA agrees to use its best efforts to meet the regulatory timelines set forth in Exhibit A.

9.3 Assistance in Third Party Contractor Identification. In the event that either Party desires to use a Third Party contractor for supply of phospholipids and/or to manufacture of Licensed Product, it shall obtain the other Party’s prior written approval for use of such Third Party contractor, the approval of which shall not be unreasonably withheld.

ARTICLE 10 - MISCELLANEOUS PROVISIONS

10.1 Relationship of Parties. Nothing in this Agreement is or shall be deemed to constitute a partnership, agency, employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

10.2 Assignment. Except as otherwise provided herein, neither this Agreement nor any interest hereunder shall be assignable by any Party without the prior written consent of the other, which approval is not to be unreasonably withheld; provided, however, that either Party may assign this Agreement to any wholly-owned subsidiary or to any successor by merger or sale of substantially all of its assets to which this Agreement relates in a manner such that the assignor shall remain liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assigns of the parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 10.2 shall be void.

10.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.4 Force Majeure. Neither Party shall be liable to the other for loss or damages nor shall have any right to terminate this Agreement for any default or delay attributable to any act of God, flood, fire, explosion, strike, lockout, labor dispute, shortage of raw materials, casualty, accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government, or any other cause beyond the reasonable control of such Party, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for thirty (30) days thereafter. Notwithstanding the foregoing, nothing in this Section 10.4 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

10.5 No Trademark Rights. Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name “ACCENTIA” or “BDSI” or any other trade name or trademark of the other party in connection with the performance of this Agreement.

10.6 Public Announcements. Except as required by law, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other. In the event of a required public announcement, the Party making such announcement shall provide the other with a copy of the proposed text prior to such announcement.

10.7 Notices. Any notice required or permitted to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if: (a) delivered personally, (b) delivered by a recognized overnight courier service instructed to provide next-day delivery, (c) sent by certified or registered mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by confirmation copy delivered by a recognized overnight courier service the next day. Such notices, demands and other communications shall be sent to the addresses set forth below, or to such other addresses or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party. Date of service of such notice shall be: (i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of confirmation of successful transmission), (ii) three days after the date of mailing if sent by certified or registered mail, or (iii) one day after date of delivery to the overnight courier if sent by overnight courier. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

(a)	If to BDSI, addressed to:

Raphael J. Mannino, Ph.D.

Executive Vice President and Chief Scientific Officer

BioDelivery Sciences International, Inc.

185 South Orange Avenue, Administrative Building No. 4

Newark, NJ 07103

(b)	If to ACCENTIA, addressed to:

Martin G. Baum

President

Accentia, Inc.

5310 Cypress Center Drive #101

Tampa, Florida 33609

10.8 Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party. This Agreement may be executed in a series of counterparts, all of which, when taken together, shall constitute one and the same instrument.

10.9 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving Party.

10.10 Dispute Resolution.

(a) Senior Officials. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement which relates to either Party’s rights and/or obligations hereunder. in the event of the occurrence of such a dispute, either Party may, by notice to the other Party, have such dispute referred to their respective senior officials designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Said designated senior officials are as follows:

For ACCENTIA:	Martin G. Baum, President
For BDSI:	Raphael J. Mannino, Ph.D., EVP & CSO

In the event the designated senior officials are not able to resolve such dispute within the thirty (30) day period, either Party may invoke the provisions of Section 10.10(b).

(b) Arbitration. In the event of any dispute, difference or question arising between the Parties in connection with this Agreement, the construction thereof, or the rights, duties or liabilities of either Party, and which dispute cannot be amicably resolved by the good faith efforts of both Parties, then such dispute shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration panel shall be composed of three arbitrators, one of whom shall be chosen by BDSI, one by ACCENTIA, and the third by the two so chosen. If both or either of ACCENTIA or BDSI fails to choose an arbitrator or arbitrators within fourteen (14) days after receiving notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within fourteen (14) days after their appointment, the then President of the American Arbitration Association shall, upon the request of both or either of the Parties to the arbitration, appoint the arbitrator or arbitrators required to complete the board or, if he shall decline or fail to do so, such arbitrator or arbitrators shall be appointed by the New York office of the American Arbitration Association. The decision of the arbitrators shall be by majority vote and, at the request of either Party, the arbitrators shall issue a written opinion of findings of fact and conclusions of law. Costs shall be borne as determined by the arbitrators. Unless the Parties to the arbitration shall otherwise agree to a place of arbitration, the place of arbitration shall be at New York, New York, U.S.A. The arbitration award shall be final and binding upon the Parties to such arbitration and may be entered in any court having jurisdiction.

10.11 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

10.12 Severabilitv. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

10.13 Entire Agreement of the Parties. This Agreement constitutes and contains the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof.

[NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ Raphael J. Mannino
	Name:	Raphael J. Mannino. Ph.D.
	Title:	Executive Vice President and Chief Scientific Officer

ACCENTIA, INC.

By:	/s/ Martin G. Baum
	Name:	Martin G. Baum
	Title:	President

EXHIBIT A

REGULATORY TIMELINES

Meeting with the FDA	Within three (3) months of the Effective Date

File IND	Within six (6) months of the Effective Date[1]

Should FDA require Phase I or II studies

Start Phase I	Within six (6) months of approval of IND by FDA

Start Phase II	Within six (6) months of clearance from FDA to proceed

Start Phase III	Within six (6) months of clearance from FDA to proceed

File NDA	Within 12 months of completing registration Phase III study, subject to Section 7.03(c) hereto

Should FDA permit moving directly to Phase III studies

Start Phase III	Within 6 months of approval of IND by FDA

File NDA	Within 12 months of completing registration phase III study, subject to Section 7.03(c) hereto.

[1]	The IND may be filled up to nine (9) months from the effective Date in the event that: (a) the FDA has agreed to initiate clinical trail under the IND with a Phase III protocol, and (b) the FDA consequently requires chronic toxicology data to support the original IND.

EXHIBIT B

LICENSED PATENTS

Docket No./Title/ Country	Appln No./Patent No.

BSZ-005: Liposome Methods and Composition

US	4,663,161

BSZ-005DV: Reconstituting Viral Glycoproteins Into Large Phospholipid Vesicles

US	4,871,488

BSZ-006: Protein-or Peptide-Cochleate Vaccines and Methods of Immunizing Using the Same

BSZ-006CP: Stabilizing Delivery Means of Biological Molecules

US	5,643,574
Int’I (PC)	US94/10913
Canada	2,169,297
Australia	689505
Europe (incl.)	0 722 338
Great Britain	94930484.4
Sweden	0 722 338
Austria	0 722 338
Switzerland	E 20 3413
Ireland	0 722 338
Italy	0 722 338
France	0 722 338
Germany	0 722 338
US (CN)	08/629,923
US (CP)	5,840,707
Int’I (CP2PC)	US96/01704
Australia (CP2AUl)	49748/96
Australia (CP2AU2)	32599/00
Australia (CP2AU3)	2002300615
Canada (CP2CA)	2,212,238
Europe (CP2EP)	96906334.6
Japan (CP2JP)	8-525713
US (CP3)	5,994,318
Int’I (CP3PC)	US97/02632
Canada (CP3CA)	2,246,754

Docket No./Title/ Country	Appln No./ Patent No.

BSZ-007: Protein-Lipid Vesicles And Autogenous Vaccine Comprising The Same

US	5,834,015
US (CP)	6,165,502
Int’l (PC)	US97/08422
Australia	722647
Canada	2,264,646
Europe	97940721.0
Japan	10-513692

BSZ-009: Nanocochleate Formulations, Process Of Preparation And Method Of Delivery of Pharmaceutical Agents

US	6,153,217
Int’l (PC)	US00/01684
Australia	3213/00
Canada	2,358,505
Europe	00 909 961.5
Japan	2000-594446
US (CP)	09/613,840
US (CPCN)	10/421,358
Int’l (CPPC)	US01/02299
Australia (CPAU)	31114/01
Canada (CPCA)	2,397,792
Europe (CPEP)	01 903 273.9
Japan (CPJP)	2001-552865

BSZ-010: Cochleates From Purified Soy Phosphatidylserine

US	10/105,314
US (CN)	10/304,567
Int’l (PC)	PCT/US03/09562

BSZ-014: Geodate Delivery Vehicles

US (PR)	60/422,989
US (PR)	60/440,284
US	10/701,364
PCT	PCT/US03/35136

BSZ-016: Rigid Liposomal Compositions

US (PR)	60/531,546

Docket No./Title/ Country	Appln No./ Patent No.
BSZ-017: Cochleate Preparations of Fragile Nutrients

US (PR)	60/440,120
US (PR)	60/465,754
US	10/759,381
PCT	PCT/US04/01236

BSZ-018: Antisense Cochleates

US (PR)	60/461,483
US (PR)	60/463,076

BSZ-020: Cochleates Including Aggregation Inhibitors

US (PR)	60/502,557
US(PR)	60/537,252

BSZ-023: Novel Encochleation Methods, Cochleates and Methods of Use

US (PR)	60/499,247
US(PR)	60/532,755

BSZ-038: Replacement Enzyme Cochleates

US (PR)	60/541,707

BSZ-039 Apoprotein Cochleate Compositions

US (PR)	60/540,269

EXHIBIT C

BDSI LICENSED TECHNOLOGY

I.	COCHLEATE TECHNOLOGY

Origin of cochleates

Over the years, biochemists and biophysicists have studied artificial membrane systems to understand their properties and potential applications. In studying this topic, Demetrios Papahadjopoulos and coworkers began investigating the interactions of divalent cations with negatively charged lipid bilayers. They reported that the addition of calcium ions to small phosphatidylserine vesicles induced their collapse into discs which fused into large sheets of lipid. In order to minimize their interaction with water, these lipid sheets rolled up into jellyroll-like structures, termed “cochleate” cylinders, after the Greek name for a snail with spiral shell.

The Cochleate Advantage

Cochleate delivery vehicles represent a new technology platform for oral, mucosal and systemic delivery of clinically important drugs that possess poor bioavailability. For example, oral cochleates have been successfully used in animal models for the delivery of drugs that previously were only available given by injection.

High stability: Cochleate delivery vehicles are stable phospholipids-divalent cation precipitates composed of simple, naturally occurring materials, for example, phosphatidylserine and calcium. They have a unique multilayered structure consisting of a large, continuous, solid, lipid bilayer sheet rolled up in a spiral, with no internal aqueous space. Cochleates can be stored in a cation-containing buffer, or lyophilized to a powder and stored at room temperature. Lyophilized cochleates can be placed in capsules and given orally, or reconstituted with liquid prior to in vitro use or in vivo administration. Lyophilization has no adverse effects on cochleate morphology or functions. Cochleate preparations have been shown to be stable for more than two years at 4°C in a cation-containing buffer, and at least one year as a lyophilized powder at room temperature. Encochleation imparts increased stability to drugs, proteins and polynucleotides.

Encapsulation: Cochleate delivery vehicles “wrap-up” or encapsulate the drug, rather than chemically bond with the included drug.

Target delivery: Cochleates carry the encapsulated drug within the interior of the formulation and delivery the drug to the target cell. This results in low blood levels of free drug and high efficiency delivery to the target cell. Once at the target cell, cochleates can be envisioned as membrane fusion intermediates. When a cochleate comes into close approximation to a target membrane, a fusion event between the outer layer of the cochleate and the cell membrane occurs. This fusion results in the delivery of a small amount of the encochleated material into the cytoplasm of the target cell. The cochleate may slowly fuse or break free of the cell and be available for another fusion event, either with this or another cell. Cochleates may also be taken up by endocytosis, and fuse from within endocytic vesicles.

Resistance to environmental attack: The unique structure of the cochleate provides protection from degradation for associated “encochleated” molecules. Traditionally, many drugs can be damaged from exposure to adverse environmental conditions such as sunlight, oxygen, water and temperature. Since the entire cochleate structure is a series of solid layers, components within the interior of the cochleate structure remain intact, even though the outer layers of the cochleate may be exposed to harsh environmental conditions or enzymes.

Oral availability: The drug delivery technology is being developed to enable oral availability of a broad spectrum of compounds, such as those with poor water solubility, as well as polynucleotides, and protein and peptide biopharmaceuticals, which have been difficult to formulate and administer.

Release characteristics: The cochleate technology offers the potential to be tailored to control the release of the drug depending on the desired application.

Formulation of Cochleates

BDSI scientists have investigated various aspects of the manufacturing process, including pH, agitation method and rate, type of cation, ratio of lipid to material, and other parameters, in order to optimize the formulation and manufacturing process for a given material. In one typical manufacturing process, the materials to be formulated (chemical drugs, proteins, peptides, DNA, antigens, nutrients) are added to a suspension of liposomes comprised mainly of negatively charged lipids. The addition of divalent metal ions such as calcium, (although other multivalent cations can be used) induces the collapse and fusion of the liposomes into large sheets composed of lipid bilayers, which spontaneously roll up or stack into cochleates. If desired, the cochleates can be purified to remove unencochleated material, and then resuspended in a buffer containing divalent metal ions.

Various processes have been developed by BDSI scientists to prepare cochleate formulations of a wide variety of drugs, peptides and proteins, with molecular weights ranging from 1 to greater than 200KD, and oligonucleotides or DNA of 20 to greater than 10,000 base pairs. The percentage of encochleation of material ranges from 40-95%, depending on the material and the manufacturing conditions.

Biocompatibiliry of Cochleate Vehicles

The fundamental components of the cochleate delivery vehicle are phosphatidylserine (PS) and calcium. Phosphatidylserine is a natural component of all biologic membranes, and is most concentrated in the brain. Clinical studies by other investigators, (more than 30 have been published), to evaluate the potential of phosphatidylserine as a nutrient supplement indicate that PS is very safe and may play a role in the support of mental functions in the aging brain. Indeed, phosphatidylserine isolated from soy beans is sold in health food stores as a nutritional supplement.

In mice, BDSI has evaluated the in vivo safety of multiple administrations of cochleates by various routes, including intravenous, intraperitoneal, intranasal and oral. Multiple administrations of cochleate formulations to the same animal do not result in either the development of an immune response to the cochleate matrix, or to any side effects relating to the cochleate vehicle.

Mechanism of Delivery

The interaction of calcium with negatively charged lipids has been extensively studied. Many naturally occurring membrane fusion events involve the interaction of calcium with negatively charged phospholipids (generally phosphatidylserine and phosphatidylglycerol). Calcium induced perturbations of membranes containing negatively charged lipids, and the subsequent membrane fusion events, are important mechanisms in many natural membrane fusion processes. Hence, cochleates can be envisioned as membrane fusion intermediates.

During the past several years substantial research by BDSI scientists has demonstrated that cochleate formulations are simple, safe and highly efficacious mediators of the in vivo delivery of proteins, peptides and polynucleotides for the induction of antigen specific immune responses following oral, intranasal and intramuscular administration. Significantly, the ability of cochleates to mediate the induction of antigen specific, CD8+ cytotoxic lymphocytes, as well as the efficient induction of immune responses to plasmid encoded antigens, supports the hypothesis that cochleates facilitate the cytoplasmic delivery of cochleate associated bioactive molecules.

The observations indicate that, as the calcium rich, highly ordered membrane of a cochleate first comes into close approximation to a natural membrane, a perturbation and reordering of the cell membrane is induced. This results in a fusion event between the outer layer of the cochleate and the cell membrane. This fusion also results in the delivery of a small amount of the encochleated material into the cytoplasm of the target cell. The cochleate may slowly fuse or break free of the cell and be available for another fusion event, either with this or another cell. Cochleates may also be taken up by endocytosis, and fuse from within endocytic vesicles.

Uptake of Cochleates by Macrophage

An important observation relative to the interaction of cochleates with cells is their uptake by macrophage. For example, in vivo, fluorescent cochleates are accumulated by macrophage. Macrophages are on the first line of defense against microbial infections. Many human pathogens cause diseases because they have developed the capacity to survive within macrophage. Examples include viruses such as HIV, bacteria such as staphylococcus and Mycobacterium tuberculosis, fungi such as Candida and parasites such as Leishmania.

Cochleate Mediated Oral Delivery of Drugs

Cochleate formulation technology is particularly applicable to macromolecules as well as small molecule drugs that are hydrophobic, positively, or negatively charged, and possess poor oral bioavailability. Proof-of-principle studies for cochleate mediated oral delivery of macromolecules as well as small molecule drugs is being carried out in appropriate animal models with a well established, clinically important drug which currently can only be effectively delivered by injection, amphotericin B, a potent antifungal agent.

II. PROTEOLIPOSOME TECHNOLOGY

Proteoliposome Technology (PLT), relates to novel liposome compositions and methods for their preparation. Utilization of PLT provides an efficient reconstitution of membrane proteins into large (0.1 to 2 micron diameter) phospholipid vesicles with a large, internal aqueous space. The method has been exemplified with the use of glycoproteins of influenza (A/PR8/34) and Sendai (parainfluenza type I) viruses. The method comprises (A) extracting out the desired membrane protein from a source biological material with an extraction buffer comprising a detergent; (B) mixing the extract with a phospholipid solution and deriving a cochleate intermediate; and (C) forming large phospholipid vesicles with integrated membrane protein in a biologically active state.

PLT has been used to produce liposome structures with improved delivery capabilities for drug delivery and gene therapy as well as enhanced immune responses. In addition, BDSI PLT can be used to formulate and stabilize biologically important but structurally fragile hydrophobic proteins.

The PLT is protected by US Patent Nos. 4,663,161 and 4,871,488.

III. GEODATE TECHNOLOGY

Geodate technology generally relates to a novel delivery vehicle that encapsulates agents in a stable emulsion, slurry, or powder. Geodate technology is particularly attractive for use with hydrophobic agents, as it can incorporate them at a high yield. It also is particularly attractive for delivery of fragile or unstable agents as the “geodes” remain intact and protect the fragile core molecules, such as beta-carotene, under environmental conditions that normally will result in destruction or inactivation of the molecules.

It has been discovered by BDSI scientists that a monolayer of lipid can form about a hydrophobic core, and that this monolayer can further be encrusted in a lipid/cation matrix, further protecting the hydrophobic core. The resulting “geode” is highly stable and protects of the core from degradation or inactivation, even at elevated pressures and temperatures, such as those encountered in food processing technology.

March 28, 2005

BioDelivery Sciences International, Inc.

2501 Aerial Center Parkway, Suite 205

Morrisville, North Carolina 27560

Gentlemen:

Reference is made to that certain License Agreement, dated effective as of April 12, 2004, as amended (the “License Agreement”), by and between BioDelivery Sciences International, Inc. (“BDSI”) and Accentia Biopharmaceuticals, Inc. f/k/a Accentia, Inc. (“Accentia”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the License Agreement.

Pursuant to Section 10.8 of the License Agreement, BDSI and Accentia desire to, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and hereby do, amend the License Agreement as follows:

1. Section 1.2 of the License Agreement is deleted in its entirety and replaced with the following:

“1.2 “Antifungal Products” shall mean any and all products (but specifically excluding any product to treat asthma) covered by the patent rights licensed to ACCENTIA by MAYO under the ACCENTIA/MAYO Agreement that are not Licensed Products.”

2. In order to clarify the effects of the June 4, 2004 amendment to License Agreement and the September 8, 2004 Asset Purchase Agreement between BDSI and Accentia, BDSI and Accentia hereby amend the License Agreement to delete Sections 4.2(a) and 4.2(b) in their entirety and replace such Sections with a new Section 4.2(a), as follows:

“(a) BDSI shall be entitled to the following royalty payments:

(i) In lieu of any up front fees and milestone payments, and as an inducement to BDSI to enter into this Agreement, ACCENTIA shall pay to BDSI a 6% royalty on Net Sales in the Territory (i.e., anywhere in the world) of any Antifungal Products which have not received marketing approval by the U.S. Food and Drug Administration (such approval, “FDA Approval”), it being agreed that, with respect to any of such Antifungal Products individually, the obligation of Accentia to make such royalty payments shall automatically terminate with respect to sales made on or after, but not prior to, the date that the license to ACCENTIA under Section 3.01(b) the ACCENTIA/MAYO Agreement is terminated by function of the ACCENTIA/MAYO Agreement;

(ii) A 7% royalty on Net Sales in the Territory (i.e., anywhere in the world) of any Licensed Products for the treatment of chronic sinusitis which have received FDA Approval for such indication;

(iii) A 14% royalty on Net Sales in the Territory (i.e., anywhere in the world) of any Licensed Products for the treatment of asthma which have received FDA Approval for such indication;

5310 Cypress Center Drive, Suite 101, Tampa, FL 33609

PH: (813) 864-2562 FAX: (813) 288-8757

(iv) For the avoidance of doubt, no royalty on any sales of any products for the treatment of asthma that are not Licensed Products; and

(v) For the avoidance of doubt, no royalty on any sales of products for the treatment of chronic sinusitis that: (i) have received FDA Approval and (ii) are not Licensed Products.”

2. The parties agree that the terms “chronic rhinosinusitis” as used in the ACCENTIA/MAYO Agreement and the term “chronic sinusitis” as used in the License Agreement shall be interpreted to mean the same indication.

3. Except as modified hereby, the License Agreement shall remain unmodified, unchanged and in full force and effect. Upon execution of this letter agreement by both BDSI and Accentia, this letter agreement shall become a binding amendment to the License Agreement.

Sincerely,

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Martin Baum
Martin Baum, President and Chief Operating Officer of Commercial Operations and Business Development

Accepted and Agreed to:

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ Raphael Mannino
Raphael Mannino, EVP and CSO

5310 Cypress Center Drive, Suite 101, Tampa, FL 33609

PH: (813) 864-2562 FAX: (813) 288-8757